Exhibit 99.1

Consumers Bancorp, Inc. Reports:

●	Net income increased by 3.1% to $929 thousand, or $0.34 per share, for the three months ended September 30, 2017 from the same period last year
●	Total loans increased by $14.9 million and deposits increased by $9.4 million for the three months ended September 30, 2017 from June 30, 2017
●	Non-performing loans declined to $980 thousand, 0.34% of total loans, as of September 30, 2017

Minerva, Ohio— October 18, 2017 (OTCBB: CBKM) Consumers Bancorp, Inc. (Consumers) today reported net income of $929 thousand for the first fiscal quarter of 2018, an increase of $28 thousand, or 3.1%, from the same period last year. Earnings per share for the first fiscal quarter of 2018 were $0.34 compared to $0.33 for the same period last year. Net income for the first fiscal quarter of 2018 was positively impacted by a $59 thousand increase in net interest income and a $46 thousand decrease in provision for loan losses expense. Net interest income increased primarily due to growth of $30.5 million in average interest-earning assets.

Assets at September 30, 2017 totaled $471.6 million, an increase of $13.8 million, or an annualized 12.0%, from June 30, 2017. Loans increased by $14.9 million, or an annualized 21.8%, and deposits increased by $9.4 million, or an annualized 10.0% from June 30, 2017.

Ralph J. Lober, President and Chief Executive Officer, stated, “We are pleased that 2017 fiscal year loan and deposit growth, as well as mortgage production, has continued into the first fiscal quarter of 2018. The bank’s loan-to-deposit ratio continues its upward trend, increasing 2.3 percentage points since June 2017. The increase demonstrates the success of our investments in commercial, mortgage, and deposit sales staff and entry into new markets are showing results throughout our six-county market area. We expect current prospects in the sales and closing process will translate into continued loan growth. Commercial and residential mortgage production, along with very strong asset quality metrics, will likely have a positively impact on net interest income and noninterest income. While first fiscal quarter of 2018 results portray significant improvement in core earnings, we continue to review all systems and processes to ensure that our community banking philosophy is delivered in the most secure, efficient and professional manner possible.”

The net interest margin was 3.63% for the quarter ended September 30, 2017, 3.65% for the quarter ended June 30, 2017 and was 3.87% for the quarter ended September 30, 2016. The Corporation’s yield on average interest-earning assets was 3.96% for the three months ended September 30, 2017, a decrease from 4.10% for the same period last year. The Corporation’s cost of funds was 0.46% for the three months ended September 30, 2017 and 0.34% for the same period last year. The net interest margin and the yield on average interest-earning assets for the three months ended September 30, 2016 were positively impacted by $191 thousand recognized in interest income as a result of the full payoff of two loan relationships that were on non-accrual. Excluding the interest income recognized on the non-accrual loans, the net interest margin would have been 3.68% and the yield on average interest-earning assets would have been 3.92% for the quarter ended September 30, 2016.

Other income increased by $24 thousand, or 2.8%, to $872 thousand for the first quarter of fiscal year 2018 compared with $848 thousand for the same period last year. Other income for the first quarter of fiscal year 2018 included a $38 thousand gain from the sale of securities compared with a $103 thousand gain for the same prior year period. Excluding the securities gains, non-interest income increased by $89 thousand, or 11.9%, primarily as a result of increases in debit card interchange income and bank owned life insurance income.

Other expenses increased by $107 thousand, or 3.3%, for the first fiscal quarter of 2018 from the same period last year. The increase in other expenses was primarily the result of an increase in salary and benefit expenses and debit card interchange expenses.

Non-performing loans were $980 thousand at September 30, 2017, compared with $1.2 million at June 30, 2017 and $2.4 million at September 30, 2016. The allowance for loan losses (ALLL) as a percent of total loans at September 30, 2017 was 1.11% and annualized net recoveries to total loans were 0.02% for the three months ended September 30, 2017 compared with an ALLL to loans ratio of 1.41% and an annualized net charge-off ratio of 0.03% for the same period last year.

Consumers provides a complete range of banking and other investment services to businesses and clients through its thirteen full service locations and two loan production offices in Carroll, Columbiana, Jefferson, Stark, Summit and Wayne counties in Ohio. Information about Consumers National Bank can be accessed on the internet at http://www.consumersbank.com.

The information contained in this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond Consumers’ control and could cause actual results to differ materially from those described in such statements. Although Consumers believes that the expectations reflected in such forward-looking statements are reasonable, Consumers can give no assurance that such expectations will prove to be correct. The forward-looking statements included in this discussion speak only as of the date they are made, and, except as required by law, Consumers undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect Consumers’ performance include, but are not limited to: material unforeseen changes in the financial condition or results of Consumers National Bank’s customers; the economic impact from the oil and gas activity in the region could be less than expected or the timeline for development could be longer than anticipated; regional and national economic conditions becoming less favorable than expected, resulting in, among other things, a deterioration in credit quality of assets and the underlying value of collateral could prove to be less valuable than otherwise assumed or debtors being unable to meet their obligations; pricing and liquidity pressures that may result in a rising market rate environment; competitive pressures on product pricing and services; rapid fluctuations in market interest rates could result in changes in fair market valuations and net interest income; and the nature, extent, and timing of government and regulatory actions.

Contact: Ralph J. Lober, President and Chief Executive Officer 1-330-868-7701 extension 1135.

Consumers Bancorp, Inc. Consolidated Financial Highlights

(Dollars in thousands, except per share data)	Three Months Ended
Consolidated Statements of Income	September 30, 2017	June 30, 2017	September 30, 2016
Total interest income	$4,143	$4,002	$3,967
Total interest expense	357	336	240
Net interest income	3,786	3,666	3,727
Provision for loan losses	90	65	136
Other income	872	837	848
Other expenses	3,393	3,451	3,286
Income before income taxes	1,175	987	1,153
Income tax expense	246	182	252
Net income	$929	$805	$901
Basic and diluted earnings per share	$0.34	$0.30	$0.33

Consolidated Statements of Financial Condition	September 30, 2017	June 30, 2017	September 30, 2016
Assets
Cash and cash equivalents	$14,179	$9,912	$12,533
Certificates of deposit in other financial institutions	3,921	3,921	5,656
Securities, available-for-sale	136,382	142,086	128,310
Securities, held-to-maturity	4,164	4,259	4,399
Federal bank and other restricted stocks, at cost	1,425	1,425	1,396
Loans held for sale	2,061	1,252	1,810
Total loans	287,718	272,867	260,487
Less: allowance for loan losses	3,194	3,086	3,684
Net loans	284,524	269,781	256,803
Other assets	24,991	25,247	22,517
Total assets	$471,647	$457,883	$433,424
Liabilities and Shareholders’ Equity
Deposits	$383,840	$374,471	$352,971
Other interest-bearing liabilities	40,209	36,306	32,912
Other liabilities	3,327	3,571	3,521
Total liabilities	427,376	414,348	389,404
Shareholders’ equity	44,271	43,535	44,020
Total liabilities and shareholders’ equity	$471,647	$457,883	$433,424

	At or For the Three Months Ended
Performance Ratios:	September 30, 2017	June 30, 2017	September 30, 2016
Return on Average Assets (Annualized)	0.79%	0.70%	0.83%
Return on Average Equity (Annualized)	8.35	7.40	8.12
Average Equity to Average Assets	9.46	9.49	10.21
Net Interest Margin (Fully Tax Equivalent)	3.63	3.65	3.87

Market Data:
Book Value to Common Share	$16.21	$15.98	$16.15
Dividends Paid per Common Share (QTD)	0.12	$0.12	0.12
Period End Common Shares	2,729,644	2,724,956	2,724,956

Asset Quality:
Net Charge-offs (Recoveries) to Total Loans (Annualized)	(0.02)%	0.51%	0.03%
Non-performing Assets to Total Assets	0.21	0.28	0.55
ALLL to Total Loans	1.11	1.13	1.41